Exhibit 99.1

Muscle Maker, Inc Posts Another Triple Digit Revenue Increase in Q3, Improving Financial Results

Health-focused restaurant company experiences 190% revenue gains as the integration of recent acquisitions begins to be reported

League City, Texas, November 16th, 2021 — Muscle Maker, Inc. (Nasdaq: GRIL) the parent company of Muscle Maker Grill, Pokemoto and Superfit Foods, today announced the posting of its third quarter 2021 financial results on November 15th for the 13-week period ending September 30, 2021.

Michael Roper, CEO of Muscle Maker, Inc, commented “the recently posted 3rd Quarter net loss narrowed to ($433K) which is the best performing quarter since our IPO. As the impact of Covid falls further into the rear-view mirror and the restaurant industry continues to recover, we are starting to see a positive impact to our portfolio of “healthier for you” brands – Muscle Maker Grill, Superfit Foods and Pokemoto. Not only have we experienced a significant top line revenue increase, we are also seeing our operating metrics improve year over year as the new entities are integrated into the overall Muscle Maker Inc portfolio of companies.”

Roper continued, “We are very excited to finally be able to fully execute against our growth strategy. We had our IPO in February 2020 and immediately rolled into full Covid lockdowns and quarantines. As everyone knows, the restaurant industry was hit hard by these restrictions. While we are not fully removed from Covid and its impact, we have been able to focus more on our growth strategy.” “Over the last seven months, Muscle Maker Inc has made multiple growth-oriented announcements, including: acquisition of Superfit Foods, acquisition of Pokemoto, opening four new locations on the Northern Virginia Community College campuses, launching our Pokemoto franchising strategy which has already resulted in five franchise agreements signed, partnered with Franserve the world’s largest franchising consulting firm and signing a 40-unit development deal in Saudi Arabia.”

“Our growth plan focuses on strategic acquisitions and franchising. Our team has extensive franchise experience in sales, real estate and operations and we will leverage this experience to focus in on our growth strategy. Pokemoto, a healthier for you Hawaiian poke bowl brand is trending in the food segment. The concept boasts low build out and labor costs, ease of operations, small footprints and is highly favorable with both the Millennial and Gen Z demographics. All of the aforementioned plus the vast gamut of experience of our management team makes us believe we have a winning combination that should drive franchise growth.”

The recent acquisitions and openings bring the current total open store count of all entities to 42 corporately owned and franchised locations. The Company has signed leases, development and franchise agreements that represent an additional 47 locations, which, if fully executed upon, will more than double the size of the current store count.

About Muscle Maker, Inc.

Muscle Maker, Inc. is the parent company of “healthier for you” brands delivering high-quality healthy food options to consumers through traditional and non-traditional locations such as military bases, universities, ghost kitchens, delivery and direct to consumer ready-made meal prep options. Brands include Muscle Maker Grill, Pokemoto, Superfit Foods, Healthy Joe’s and multiple ghost kitchen brands such as Meal Plan AF, Wrap it up Wraps, Bowls Deep, Burger Joe’s, MMG Smoothies, Mr. Tea’s House of Boba, Gourmet Sandwich Co and Salad Vibes. Our menus highlight healthier versions of traditional and non-traditional dishes and feature grass fed steak, lean turkey, chicken breast, Ahi tuna, salmon, shrimp, tofu and plant-based options. For more information on Muscle Maker, Inc, visit www.musclemakergrill.com, for more information on Pokemoto visit www.pokemoto.com or for more information on Superfit Foods visit www.superfitfoods.com.

About Muscle Maker Grill

Muscle Maker Grill (www.musclemakergrill.com) features high quality, great tasting food, freshly prepared with proprietary recipes. The menu, created with the guest’s health in mind, is lean and protein based. It features all-natural chicken, grass fed steak, lean turkey, whole wheat pasta, wraps, bowls and more. It also offers a wide selection of fruit smoothies in a variety of assorted flavors, protein shakes and supplements.

About Pokemoto

Pokemoto (www.pokemoto.com) a Hawaiian Poke bowl concept known for its modern culinary twist on a traditional Hawaiian classic has eighteen open locations in five states - Connecticut, Rhode Island, Massachusetts, Virginia and Georgia and offers up chef-driven contemporary flavors with fresh delectable ingredients that appeals to foodies, health enthusiasts, and sushi-lovers everywhere. Guests can choose from a list of signature bowls or be bold and build their own unique combination of a base, protein and various toppings and nine different sauces. Vegetarian options are available, and the bowl combinations are virtually limitless. The colorful dishes and modern chic dining rooms provide an uplifting dining experience for guests of all ages. Customers can dine in-store or order online via third party delivery apps for contactless delivery. Universities among other non-traditional opportunities are a focal point in Muscle Maker Grill’s growth strategy.

About Superfit Foods

Superfit Foods, LLC, (www.superfitfoods.com) a fresh-prepared meal prep service that prepares “healthier for you” meals in a centrally located kitchen in Jacksonville, FL with delivery to local gyms and wellness centers or right to customers doors and offers nation-wide shipping. Superfit Foods sold over 220,000 meals in 2020.

Forward-Looking Statements

This press release may include “forward-looking statements” pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. To the extent that the information presented in this press release discusses financial projections, information, or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should”, “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in documents that we file from time to time with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and Muscle Maker, Inc does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:

Muscle Maker Grill Marketing

marketing@musclemakergrill.com

Investor Relations:

IR@musclemakergrill.com